EXHIBIT 10.1
TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into by and between Central Valley Community Bancorp, a California bank holding company (“Bancorp”), Central Valley Community Bank, a California banking corporation (“Bank,” and together with Bancorp sometimes referred to as the “Employer”), and David A. Kinross, an individual (the “Executive”) as of September 30, 2022 (the “Transition Date”).

Immediately prior to the Transition Date, Executive was the chief financial officer of Employer. Executive shall no longer be the chief financial officer of Employer but shall continue his employment by performing special projects for the chief executive officer and Boards of Employer on the terms, covenants and conditions hereinafter set forth:

AGREEMENT

1.    Continued Employment. Effective on the Transition Date, Executive will cease to serve as the Executive Vice President and Chief Financial Officer of Bancorp and the Bank and all other positions with Bancorp and Bank except as specifically set forth in this Agreement. The services to be provided by Executive during the Transition Period are expected to be or exceed thirty (30) hours per week.
2.    Transition Period. The term of this Agreement shall commence on the Transition Date and shall continue through December 31, 2022 (“Transition Period”), subject, however, to prior termination as set forth in Section 6 of this Agreement.

3.    Duties. From and after the Transition Date, Executive shall continue to serve as an employee of the Bank. Executive shall report to the chief executive officer of the Bank and shall perform special projects assigned to him by the chief executive officer of the Bank or at the request of the Board of Directors of Bancorp or the Bank (each, a “Board,” and collectively the “Boards”). Executive shall perform his duties under this Agreement remotely from his home office and shall no longer maintain an office at a business location of Employer.
4.    Extent of Services. Executive shall devote substantially all of his time and effort to the business of Employer and shall not during the Transition Period be engaged in any other business activities, except that Executive may devote reasonable time to supervision of his personal investments, to activities involving professional, charitable, educational, religious and similar types of organizations, and to similar activities, to the extent that such activities do not interfere with the performance of Executive’s duties under this Agreement, or conflict in any way with the business or interests of Employer, and are in compliance with Employer’s policies and procedures in effect from time to time applicable to employees with respect to actual or potential conflicts of interest.

5.    Compensation and Benefits.

(a)    Salary. Executive shall receive his existing salary through September 30, 2022, and a monthly salary of fifteen thousand eight hundred thirty-three and 33/100 dollars ($15,833.33) from October 1, 2022 through the Employment Termination Date (as hereinafter defined), payable in periodic installments in accordance with the general payroll practices of Employer, as in effect from time to time, and shall be prorated for any partial periods.

(b)    Vacation. Executive shall continue to accrue vacation at Executive’s current rate.
(c)    Accelerated Vesting of Options, Restricted Stock and Salary Continuation Agreement. Stock options and restricted stock awards held by Executive shall continue to be governed by the agreements and plans governing such awards and all rights of Executive under that certain Third Amended Executive Salary Continuation Agreement dated April 1, 2020 between the Bank and Executive (“Salary Continuation Agreement”), shall continue to be governed by the Salary Continuation Agreement. Notwithstanding the foregoing, and provided Executive is not terminated for Cause (as defined below), (i) all unvested stock options and restricted stock awards shall immediately vest on the Employment Termination Date and (ii) vesting shall be accelerated under the Salary Continuation Agreement on the Employment Termination Date as if Executive had retired during December 2026 under the terms and provision of the Salary Continuation Agreement. All payment terms applicable to a retirement during December 2026 under the terms and provision of the Salary Continuation Agreement shall govern such payments.

(d)    Severance Benefit. Conditioned upon the execution and delivery by Executive to Employer of a general release of all claims against Employer, acceptable to Employer, within 60 days immediately following the Employment Termination Date, and such release becoming irrevocable by the same day, Employer shall make a lump sum payment to Executive in the amount of two hundred fifty thousand dollars ($250,000) immediately upon the expiration of any statutory revocation period relating thereto.

(e)    COBRA Coverage. Immediately following the Employment Termination Date, Employer shall provide and pay for COBRA coverage for Executive until the earlier to occur: (i) the last day of the third (3rd) month following the date upon which Executive is engaged as an employee or independent contractor to provide accounting, finance or other professional services or (ii) the last day of the eighteenth (18th) month immediately following the Employment Termination Date. Executive shall immediately notify Employer if he accepts any employment or otherwise provides any services following the Employment Termination Date. The tax treatment of any such COBRA payments shall be governed by applicable law.

(f)    General Expenses. Employer shall, upon submission and approval of written statements and bills in accordance with the regular procedures of Employer relative to employees, pay or reimburse Executive for any and all necessary, customary and usual expenses incurred by him for any and all other necessary, customary or usual expenses incurred by Executive for or on behalf of Employer in the normal course of business. Executive agrees that, if at any time any payment made to Executive by Employer, whether for salary or whether as auto expense or business expense reimbursement, shall be disallowed in whole or in part as a deductible expense by the appropriate taxing authorities, Executive shall reimburse Employer to the full extent of such disallowance.

(g)    Other Benefits. Until the Employment Termination Date, Executive shall be eligible to participate, subject to the terms thereof, in all retirement benefit plans, and all medical, dental and other welfare benefit plans of Employer as may be in effect from time to time with respect to senior executives employed by Employer. In addition, the Salary Continuation Agreement, as amended by this Agreement, and that certain Change in Control Agreement dated April 30, 2021 between Employer and Executive (“Change in Control Agreement”) shall remain in effect. The Salary Continuation Agreement and Change in Control Agreement are hereby incorporated herein by reference. For the avoidance of doubt, the parties acknowledge that prior to the Employment Termination Date the change in the working relationship of the parties shall not be a “Termination of Employment” under the Salary Continuation Agreement, nor a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).

(h)    All Inclusive. This Agreement includes all salary, benefits and other compensation owed or payable to Executive by Employer relating to his employment prior to the date hereof through the Employment Termination Date. No other salary, benefits or other compensation is payable or owed to Executive.

6.    Termination. This Agreement and Executive’s employment with Employer shall terminate on the last day of the Transition Period unless previously terminated in accordance with this Section 6 (the last day of Executive’s employment with Employer under the terms of this Agreement is sometimes referred to in this Agreement as the “Employment Termination Date”). In the event of early termination, Executive shall be released from all obligations under this Agreement, except that Executive shall remain subject to Sections 7, 8, 22, 23 and 24, and Employer shall be released from all obligations under this Agreement, except as otherwise provided in this Section and Sections 5(c), 5(d), 5(e), 22, 23 and 24.

(a)    Voluntary Termination by Executive. This Agreement and Executive’s employment with Employer may be terminated by Executive upon written notice to Employer.

(b)    Termination by Employer for Cause. This Agreement and Executive’s employment with Employer may be terminated for Cause by Employer upon written notice, and Executive shall not be entitled to receive compensation or other benefits for any period after termination for Cause, except as otherwise required by applicable law or the terms of the applicable benefit plan or agreement. For purposes of this Agreement, “Cause” shall be defined as set forth in the Salary Continuation Agreement.

(c)    Automatic Termination Upon Closure or Take-Over. This Agreement shall terminate automatically if Employer is closed or taken over by the Federal Deposit Insurance Corporation, the California Department of Business Oversight, or by any other supervisory authority.

(d)    Change In Control. If applicable, Executive shall be entitled to receive severance benefits under the Change in Control Agreement.
(e)    Limitation of Benefits under Certain Circumstances. Notwithstanding any other provision of this Agreement, if all or a portion of any benefit or payment under this Section 6, alone or together with any other compensation or benefit, will be a non-deductible expense to the Employer by reason of Code Section 280G, the Employer shall reduce the benefits and payments payable under this Section 6 as necessary to avoid the application of Section 280G. The Employer shall have the power to reduce benefits and payments under this Section 6 to zero, if necessary. The determination of any reduction in the payments and benefits to be made pursuant to Section 6 shall be based upon the opinion of independent counsel selected by Employer and paid by Employer. Such counsel shall be reasonably acceptable to Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries or other consultants as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 6 below zero.

(f)    Benefits Payable at Termination. Unless otherwise specifically stated in this Agreement or required by law, the compensation and benefits payable to Executive upon termination of this Agreement and termination of Executive’s employment with Employer shall be limited to the payment of all accrued salary, vacation, paid time off, and reimbursable expenses for which expense reports have been provided to Employer in accordance with Employer’s policies and this Agreement.

(g)    Delay in Payment for Specified Employees. Notwithstanding anything to the contrary, if Executive is a Specified Employee as of the date of termination of employment, payments under this Agreement upon termination of employment may not be made before the date that is six months after termination of employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following termination of employment shall be accumulated and paid on the first day of the seventh month following termination of employment.

i.    Executive shall be deemed to be a “Specified Employee” if, as of the date of Executive’s termination of employment, Executive is a Key Employee of Bank or Bancorp, and Bank or Bancorp has stock which is publicly traded on an established securities market or otherwise.
ii.    If Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during a twelve month period ending on December 31 (the “Specified Employee Identification Date”), then Executive shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1. Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Code Section 409A.

7.    Work Product. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Employer or its Affiliates (as hereafter defined), research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by Employer (“Work Product”) belong to Employer or such Affiliates (as applicable). Executive shall promptly disclose such Work Product to the Boards and perform all actions reasonably requested by a Board (whether during or after the Executive’s employment with Employer) to establish and confirm such ownership (including, without limitation, executing assignments, consents, power of attorney and other instruments). For purposes of the Agreement, an “Affiliate” of Employer is any person or entity that controls, is controlled by, or is under common control with Bancorp or Bank.
8.    Disclosure of Information.

(a)    Confidential Information. Employer has and will develop and own certain Confidential Information, which has a great value in its business. Employer also has and will have access to Confidential Information of its customers. “Customers” shall mean any persons or entities for whom Employer performs services or from whom Employer obtains information. Confidential Information includes information disclosed to Executive during the course of his employment, and information developed or learned by Executive during the course of his employment. “Confidential Information” is broadly defined and includes all information which has or could have commercial value or other utility in Employer’s business or the businesses of Employer’s customers or Affiliates of Employer. Confidential Information also includes all information which could be detrimental to the interests of Employer or its Affiliates or Customers if it were disclosed. By example and without limitation, Confidential Information includes all information concerning loan information, Customer data, including but not limited to Customer and supplier identities, Customer characteristics or agreements and Customer lists, applicant data, employment categories, job classifications, employment histories, job analyses and validations, preferences, credit history, agreements, and any personally identifiable information related to Customers, or Customer’s employees, customers or clients, including names, addresses, phone numbers, account numbers and social security numbers; any information provided to Executive by a Customer, including but not limited to electronic information, documents, software, and trade secrets; historical sales information; advertising and marketing materials and strategies; financial information related to Employer, Customers, Affiliates, Customer’s or Affiliate’s employees or any other party; labor relations strategies; research and development strategies and results, including new materials research; pending projects and proposals; production processes; scientific or technological data, formulae and prototypes; employee data, including but not limited to any personally identifiable information related to employees, and co-workers, their spouse-partner and/or family members such as names, addresses, phone numbers, account numbers, social security numbers, employment history, credit information, and the compensation of co-workers; anything contained in another employee’s personnel file; individually identifiable health information of other employees, and co-workers, their spouse-partner and/or family members, Customers, or any other party, including but not limited to any information related to a physical or mental health condition, the provision of health care, the payment of health care, or any information received from a health care provider, health care plan or related entity; pricing and product information; computer data information; products; supplier information and data; testing techniques; processes; formulas; trade secrets; inventions; discoveries; improvements; specifications; data, know-how, and formats; marketing plans; pending projects and proposals; business plans; computer processes; computer programs and codes; technological data; strategies; forecasts; budgets; and projections.

(b)    Protection of Confidential Information. Executive agrees that at all times during and after his employment by Employer, Executive will keep confidential and not disclose to any third party or make any use of the Confidential Information of Employer or its Affiliates or Customers, except for the benefit of Employer, or its Affiliates or Customers and in the course of his employment. In the event Executive is required by law to disclose such information described in this Section 8, Executive will provide Employer and its legal counsel with immediate notice of such request so that Employer may consider seeking a protective order.

(c)    No Prior Commitments. Executive has no other agreements, relationships, or commitments to any other person or entity that would conflict with Executive’s obligations to Employer under this Agreement. Executive will not disclose to Employer, or use or induce Employer to use, any proprietary information or trade secrets of others. Executive represents and warrants that he has returned all property and confidential information belonging to all other prior Employers and other entities.

(d)    Return of Documents and Data. In the event Executive’s employment with Employer is terminated (voluntarily or otherwise), Executive agrees to inform Employer of all documents and other data relating to his employment which is in his possession and control and to deliver promptly all such documents and data to Employer.

(e)    Obligations Following Termination. In the event Executive’s employment with Employer is terminated (voluntarily or otherwise), Executive agrees that he will protect the Confidential Information of Employer and its Affiliates and Customers, and will prevent their misappropriation or disclosure. Executive will not disclose or use any Confidential Information for his benefit, or the benefit of any third party, or to the detriment of Employer or its Customers. In addition, after termination of his employment with Employer, Executive will not, either directly or indirectly for a period of one (1) year after termination of employment, (i) solicit, recruit or attempt to recruit any officer of Employer, (ii) advise or recommend to any other person that such other person employ or attempt to employ any other employee of Employer while the other employee is employed by Employer; (iii) induce or attempt to induce any other employee of Employer to terminate his or her employment with Employer; or (iv) interfere with the business of Employer by inducing any other individual or entity to sever its relationship with Employer. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

(f)    Relief. Executive acknowledges that breach of this Section may cause Employer irreparable harm for which money is inadequate compensation. Executive therefore agrees that Employer will be entitled to injunctive relief to enforce this Section and this Agreement, in addition to damages and other available remedies, and Executive consents to such injunctive relief. In addition to any other rights and remedies Employer may have against Executive, any material violation of this Section 8 shall result in the forfeiture of any Severance compensation payable by Employer to Executive under this Agreement to the fullest extent permitted by law, including, without limitation, any Severance Payments to which Executive would otherwise be entitled upon termination of employment with Employer, including, without limitation, under Section 6.

(g)    Survival. The terms and provisions of this Section 8 shall survive the expiration or termination of this Agreement for all intents and purposes.

(h)    Defend Trade Secrets Act. Consistent with the Defend Trade Secrets Act (18 U.S.C § 1832) Executive shall be immunized from liability from liability for confidential disclosure of a trade secret to the government or in a court filing (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.    Non-Competition by Executive. Prior to the Employment Termination Date, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing banking business; provided, however, Executive shall not be restricted by this Section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as such investment does not exceed one percent (1%) of the market value of the outstanding securities of such corporation. Upon the expiration of this Agreement for any reason, for one year Executive agrees not to solicit any employees of Employer.

10.    Surety Bond. Executive agrees that he will furnish all information and take any steps necessary to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Executive of all monies, goods or other property which may come into the custody, charge or possession of Executive during the Transition Period. The surety company issuing the bond and the amount of the bond are to be paid by Employer. If Executive cannot qualify for a surety bond at any time during the Transition Period for any reason that is (a) not beyond his control or (b) due to his actions or omissions, then Employer shall have the option to terminate this Agreement immediately.

11.    Sufficiency of Consideration. Executive acknowledges that the continued employment contemplated by this Agreement and the compensation and benefits provided under Section 5 of this Agreement are a special benefit provided to him in return for his execution of this Agreement. Employer and Executive specifically agree that the consideration provided to Executive pursuant to Section 5 of this Agreement is good and sufficient consideration for this Agreement.

12.    No Actions by Executive. In consideration of the promises and covenants made by Employer in this Agreement Executive agrees:

(a)    Filing of Actions. That he has not filed and will refrain from filing, either on his own or from participating with any third party in filing, any action or proceeding against any Released Parties (as defined in this Section) with any administrative agency, board, or court relating to the termination of Executive’s employment, or any acts related to Executive’s employment with Employer. “Released Parties” mean Bancorp, Bank, the Board of Directors of Bancorp, the Board of Directors of Bank, any members of such Boards of Directors in any of their capacities, including individually, and Bancorp’s and Bank’s present or former executives, officers, directors, agents or affiliates.

(b)    Dismissal. If any agency, board or court assumes jurisdiction of any action against the Released Parties arising out of the termination of Executive’s employment or any acts related to Executive’s employment with Employer, Executive will direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

(c)    Discrimination. Executive acknowledges that Title VII of the Civil Rights Act of 1964, and as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, section 510 of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family Medical Leave Act, the California Family Rights Act and the California Fair Employment and Housing Act provide Executive the right to bring action against the Released Parties if Executive believes he has been discriminated against on the basis of race, age, ancestry, color, religion, sex, sexual orientation, medical condition, national origin, marital status, genetic information, veteran status, or physical or mental disability. Executive understands the rights afforded to Executive under these Acts and agrees he will not file any action against the Released Parties based upon any alleged violation of these Acts. Executive irrevocably and unconditionally waives any rights to assert a claim for relief available under these Acts, or any other state or federal laws related to employment discrimination, against the Released Parties including, but not limited to, present or future wages, mental or emotional distress, attorney’s fees, reinstatement or injunctive relief.

13.    Compromise and Settlement. Executive, in consideration of the promises and covenants made by Employer in this Agreement, hereby compromises, settles and releases the Released Parties from any and all past, present, or future claims, demands, obligations or causes of action, whether based on tort, contract, or other theories of recovery arising from the employment relationship between Employer and Executive, and the termination of the employment relationship. Such claims include those Executive may have or has against the Released Parties. This Release does not apply to claims Executive may bring seeking workers’ compensation benefits under California Labor Code section 3600, et seg., but does apply to claims under California Labor Code sections 132a and 4553.

14.    No Retaliation. Executive further agrees that he has not been retaliated against for reporting any allegations of wrongdoing by Employer and Released Parties, including any allegations of corporate fraud, or for claiming a work related injury or filing any workers’ compensation claim. The Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigation proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies

15.    Waiver. Executive acknowledges that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage arising out of or pertaining to his employment relationship with Employer and its termination, and expressly waives any benefits he may have under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if Executive should eventually suffer injury arising out of or pertaining to the employment relationship and its termination, he will not be able to make any claim against any of the Released Parties for those injuries. Furthermore, Executive acknowledges that he consciously intends these consequences even as to claims for injuries that may exist as of the date of the Agreement but which he does not know exist and which, if known, would materially affect Executive’s decision to execute this Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

16.    Waiver of Rights Under the Age Discrimination in Employment Act. Executive understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Executive the right to bring a claim against Employer if Executive believes he has been discriminated against on the basis of age. Employer denies any such discrimination. Executive understands the rights afforded to him under the ADEA and agrees that he will not file any claim or action against Employer or any of the Released Parties based on any alleged violations of the ADEA. Executive hereby knowingly and voluntarily waives any right to assert a claim for relief under this Act, including but not limited to back pay, front pay, attorneys fees, damages, reinstatement or injunctive relief.

Executive also understands and acknowledges that the ADEA requires Employer to provide Executive with at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. Executive acknowledges that he was provided with and has used the Consideration Period or, alternatively, that he elected to sign the Agreement within the Consideration Period and waives the remainder of the Consideration Period. Executive also understands that Executive is entitled to revoke this Agreement at any time during the seven (7) days following Executive’s execution of this Agreement (“Revocation Period”). Executive also understands that any revocation of this Agreement must be in writing and delivered to the attention of James J. Kim, Chief Executive Officer, at Employer’s headquarters located at 7100 North Financial Drive, Suite 101, Fresno, California 93720 prior to the expiration of the revocation period. Delivery of the revocation should be via facsimile to (559) 323-3310 with a hard copy to follow via first class mail.

17.    No Admission of Liability. Executive acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Executive by Employer. Employer specifically asserts that all actions taken with regard to Executive were proper and lawful and affirmatively denies any wrongdoing of any kind.

18.    Continuing Obligations. Executive acknowledges and agrees that his obligations to Employer contained in Section 8 of this Agreement continue after the termination of Executive’s employment with Employer. Any violation of Section 8 of this Agreement will constitute a material breach of this Agreement. For a reasonable period of time following the Employment Termination Date, Executive will cooperate with Employer and use reasonable efforts to assist Employer with any matters that may arise after the Employment Termination Date but relate to corporate, banking, accounting and financial matters of Employer prior to the Employment Termination Date provided that it does not conflict with his then current employment and that Employer and Executive agree to mutually acceptable compensation as an independent contractor for his time and efforts on such matters.

19.    Non-Disparagement. Employer and Executive agree that neither will utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the other party or that damages the other party’s reputation. Executive also agrees not to utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the Released Parties, or that damages the Released Parties’ reputations.

20.    Representation by Attorney. Executive acknowledges that Executive has carefully read this Agreement; that Executive understands its final and binding effect; that Executive has been advised to consult with an attorney; that Executive has been given the opportunity to be represented by independent counsel in reviewing and executing this Agreement and that Executive has either chosen to be represented by counsel or has voluntarily declined such representation; and that Executive understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

21.    No Reliance Upon Representation. Executive hereby represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement made by Employer or by any of Employer’s past or present officers, directors, Executives, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

22.    General. This Agreement is further governed by the following provisions:

(a)    Regulatory Compliance. This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California laws, except to the extent superseded by federal law. The parties specifically acknowledge that while the restrictions contained in Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991, relating to the payment of bonuses and increases for senior executive officers of institutions which are deemed “undercapitalized,” do not currently apply to Employer, such provisions may affect the terms of this Agreement if during its term Employer should be deemed undercapitalized by any state or federal regulatory authority (including, without limitation, the Federal Deposit Insurance Company and the Federal Reserve Board). Without limiting the generality of the foregoing, under no circumstances shall Employer be required to make any payments to Executive or take any other actions under this Agreement if such payments or actions would result in any violation of applicable law, rule, regulation or regulatory directive.

(b)    Code Section 409A. Employer intends for all payments and benefits under this Agreement to comply with or be exempt from the requirements of Code Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Code Section 409A. For purposes of Section 6, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Any amount that Executive is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Code Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. Employer shall have no liability to Executive or any related party with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Code Section 409A or for damages for failing to comply with Code Section 409A.

(c)    Clawback. Notwithstanding any provisions of this Agreement to the contrary, if any Payment Restrictions (as hereinafter defined) require the recapture or “clawback” of any payments made to Executive under this Agreement, Executive shall repay to Employer the aggregate amount of any such payments, with such repayment to occur no later than thirty (30) days following Executive’s receipt of a written notice from Employer indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Payment Restrictions. “Payment Restrictions” means any applicable state or federal statute, law, regulation, or regulatory interpretation or other guidance, or contractual arrangement with or required by a governmental authority that would require Employer to seek or demand repayment or return of any payments made to Executive for any reason, including, without limitation, FIL-66-02010 and any related or successor regulatory guidance, any regulatory or enforcement interpretations or guidance provided by the Securities Exchange Commission or other regulatory body under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Employer or its successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a) (4).

(d)    Entire Agreement. Except for the Salary Continuation Agreement and the Change in Control Agreement, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contains all of the covenants and agreements among the parties with respect to such employment. Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.

(e)    Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(g)    Binding Effect of Agreement. This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns, including without limitation, any person, partnership or corporation which may acquire all or substantially all of Employer’s assets and business, or with or into which Employer may be consolidated, merged or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation, reorganization, or transfer. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives. The rights and obligations of Executive under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Executive’s creditors, and any attempt to do any of the foregoing shall be void.

(h)    Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(i)    Heading. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(j)    Notices. Any notices to be given hereunder by one party to the other shall be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses indicated at the end of this Agreement, but each party may change his or its address by notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

(k)    Calendar Days—Close of Business. Unless the context otherwise requires, all periods ending on a given day or date or upon the lapse of a period of days shall end on the close of the business on that day or date, and references to “days” shall be understood to refer to calendar days.

(l)    Attorneys’ Fees and Costs. If any action at law or in equity, or any arbitration proceeding, is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

23.    Mediation and Arbitration of Disputes. Any disputes regarding the employment relationship or its termination for whatever reason or events occurring during the employment relationship shall be subject to mediation followed by binding arbitration, to the extent permitted by law, pursuant to the employment dispute resolution rules and regulations of the American Arbitration Association. This includes any rights or claims the Executive may have under (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) Section 1981 of the Civil Rights Act of 1866 (discrimination); (3) the Age Discrimination in Employment Act (age discrimination)’ (4) the Equal Pay Act (equal pay); (5) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (6) the California Labor Code (wages, benefits and other matters); (7) the Fair Labor Standards Act

(wage and hour matters); (9) the Consolidated Omnibus Budget Reconciliation Act (insurance matters); (10) Executive Order 11246 (affirmative action); (11) the Federal Rehabilitation Act (handicap discrimination); (12) the Americans with Disabilities Act (discrimination based on disability); and any other federal, state or local laws or regulations regarding employment discrimination.

Any request for arbitration must be made in writing within 365 calendar days of the occurrence-giving rise to the dispute. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the claim or claims asserted. It is the parties’ intention that the arbitrator’s decision shall not be subject to judicial review except for fraud or similar misconduct or unless an error appears on the face of the award, or the award causes substantial injustice. Unless the arbitrator orders otherwise (after taking into consideration Section 22(l) hereof), each party shall be responsible for compensating their attorneys and witnesses and bearing any other costs incurred by them. THE PARTIES ACKNOWLEDGE AND AGREE THEY ARE WAIVING THEIR RIGHT TO A COURT TRIAL OR A JURY TRIAL.

24.    Executive’s Representations. Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants in it. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into or performing this Agreement, and that his execution and performance of this Agreement is not a violation or a breach of any other agreement between Executive and any other person or entity.

25.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

Executed as of the date first above written at Fresno, California.

EMPLOYER:

CENTRAL VALLEY COMMUNITY BANCORP

By:
                         JAMES J. KIM, Chief Executive Officer

CENTRAL VALLEY COMMUNITY BANK

By:
                         JAMES J. KIM, Chief Executive Officer

EXECUTIVE:

DAVID A. KINROSS